                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              UNITRODE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              UNITRODE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                                [Unitrode Logo]

                              UNITRODE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1997

To The Stockholders:

     The Annual Meeting of Stockholders of Unitrode Corporation (the "Corporation") will be held on Monday, June 2, 1997 at 11:00 a.m. at the Executive Leadership Center, Boston University School of Management, 595 Commonwealth Avenue, Boston, Massachusetts to consider and vote upon:

          1. The election of two directors for a three-year term ending in 2000.

          2. Approval and ratification of an amendment to the Unitrode 1992 Employee Stock Option Plan to increase the number of shares of Common Stock available for issuance under the Plan from 2,000,000 shares to 3,000,000 shares.

          3. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, April 4, 1997 as the Record Date for determining the stockholders entitled to notice of and to vote at the meeting.

     IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
                                            By order of the Board of Directors,

                                            ALLAN R. CAMPBELL
                                            Senior Vice President,
                                            General Counsel and Secretary

7 Continental Boulevard
Merrimack, New Hampshire 03054
April 25, 1997

                              UNITRODE CORPORATION
                            7 CONTINENTAL BOULEVARD
                         MERRIMACK, NEW HAMPSHIRE 03054

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1997

     This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Unitrode Corporation, a Maryland corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held Monday, June 2, 1997 at the time and place set forth in the accompanying Notice of Annual Meeting of Stockholders and at all adjournments or postponements thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the Annual Meeting, by delivery of a later-dated proxy, or by giving written notice to the Secretary of the Corporation at any time before the proxy is exercised. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 25, 1997.

     The Corporation will bear the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Corporation, personally or by telephone, and the Corporation may reimburse brokerage firms, banks, custodians, nominees and their fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. In addition, the Corporation has retained Georgeson & Co. to assist in the solicitation of proxies. The fees of Georgeson & Co. are expected to aggregate approximately $7,000 plus reimbursement for out-of-pocket expenses.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on Friday, April 4, 1997, are entitled to vote at the Annual Meeting. On that date, the Corporation had outstanding 11,710,174 shares of common stock, each of which is entitled to one vote.

                          VOTES REQUIRED FOR APPROVAL

     The election of directors requires the affirmative vote of the holders of a majority of all the shares entitled to vote at the meeting in person or by proxy. For purposes of the election of directors, abstentions will not be counted as votes cast and will have the effect of negative votes, although they will count toward the presence of a quorum.

     The approval of the amendment to the 1992 Employee Stock Option Plan requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of the vote on the proposed amendment, abstentions and broker non-votes will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

                             ELECTION OF DIRECTORS

     The Charter of the Corporation provides that the Board of Directors shall be divided into three classes, with each class as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Edward H. Browder and Kenneth Hecht are currently serving in the class of directors of the Corporation whose term expires at this Annual Meeting. It is proposed that Mr. Browder and Mr. Hecht be elected to serve for three-year terms which will expire in 2000. The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below, to serve for the specified term and until their successors shall be duly elected and qualify, or until their earlier resignation or removal. If a nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may propose.

     The following table sets forth information concerning the nominees for election and directors whose terms continue beyond the date of this Annual Meeting.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                             YEAR FIRST        EXPERIENCE DURING THE PAST FIVE
                                             ELECTED A         YEARS AND DIRECTORSHIPS IN OTHER
               NAME                   AGE     DIRECTOR                 PUBLIC COMPANIES
-----------------------------------   ----   ----------    ----------------------------------------
NOMINEES WHOSE TERMS EXPIRE IN
2000:

Edward H. Browder(4)...............    57       1991       President of Unitrode Corporation since
                                                           January 1996. From 1994 to 1995,
                                                           President of Seacliff Technologies, a
                                                           distributor of field-programmable gate
                                                           arrays. From 1990 to 1994, President and
                                                           Chief Executive Officer of Concurrent
                                                           Logic, Inc., Sunnyvale, California, a
                                                           manufacturer of field-programmable gate
                                                           arrays.

Kenneth Hecht(2)(3)................    62       1974       Co-Director of California Food Policy
                                                           Advocates since October 1992. Attorney
                                                           and consultant to public interest
                                                           organizations prior to October 1992.
DIRECTORS WHOSE TERMS EXPIRE IN
1998:

Peter A. Brooke(1)(3)(4)...........    67       1962       Chairman, Advent International
                                                           Corporation, an international venture
                                                           investment and services company.
                                                           Director of New England Business
                                                           Services, Inc.

Robert L. Gable(4).................    66       1988       Chairman and Chief Executive Officer of
                                                           Unitrode Corporation. President of
                                                           Unitrode Corporation from 1992 to
                                                           January 1996. Director of New England
                                                           Business Services, Inc.
DIRECTORS WHOSE TERMS EXPIRE IN
1999:

Louis E. Lataif(1)(4)..............    58       1995       Dean of the School of Management at
                                                           Boston University from 1991 to present.
                                                           From 1981 to 1991, Vice President of
                                                           Ford Motor Company. Director of Great
                                                           Lakes Chemical Co.

James T. Vanderslice(2)............    56       1995       General Manager of the IBM Corporation
                                                           Storage Systems Division since August
                                                           1995. From 1991 to 1995, General Manager
                                                           of the IBM Corporation high-end and
                                                           mid-range system printer business.

---------------
     (1) Member of the Audit Committee.
     (2) Member of the Executive Compensation Committee.
     (3) Member of the Nominating Committee.
     (4) Member of the Executive Committee.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, Executive Compensation Committee, Executive Committee and Nominating Committee.

     All members of the Audit Committee are non-employee directors. The principal functions of the Audit Committee are to review with the Corporation's independent auditors the scope of the audit for each year, the results of the audit when completed, the recommendations of the auditors and responses thereto by management, and the auditors' fees for services performed, taking into account the relationship of audit and non-audit professional fees. The Audit Committee also reviews with management matters brought to its attention by the auditors relating to accounting systems, including internal accounting controls and financial reporting. The Audit Committee met twice during the last fiscal year.

     All members of the Executive Compensation Committee are non-employee directors. The Executive Compensation Committee serves as the administrator of all of the Corporation's benefit plans other than the Unitrode Profit Sharing/401(k) Savings Plan. The Executive Compensation Committee reviews the compensation of the Corporation's officers and recommends action to the Board with respect to officers' compensation, including salary adjustments and the award of any cash bonuses. The Executive Compensation Committee also makes awards of restricted stock and grants of stock options under the Corporation's restricted stock and stock option plans. The Executive Compensation Committee met on the days of meetings of the Board of Directors and performed other functions by unanimous written consent in lieu of a meeting.

     The Executive Committee has all of the powers of the Board of Directors, except as prohibited by applicable law. There were no meetings of the Executive Committee during the last fiscal year.

     The Nominating Committee recommends to the Board of Directors the individuals to be proposed by the Board for election as directors. The Nominating Committee may also recommend to the Board persons to be elected by the Board to key offices and positions in the Corporation. The Nominating Committee will consider persons recommended by shareholders to be nominated to stand for election as Directors if the recommendations are submitted in writing to the Secretary of the Corporation in accordance with the provisions of the Corporation's Advance Notice By-law (see "Advance Notice By-law" below). There were no meetings of the Nominating Committee during the last fiscal year; its functions were performed by the full Board of Directors.

     During the fiscal year, there were eight meetings of the Board of Directors. All of the Directors attended all of the meetings of the Board and of committees of which they were members.

                     DIRECTORS' FEES AND OTHER REMUNERATION

     Non-Employee Directors of the Corporation are paid an annual fee of $15,000, a fee of $2,000 for each day the Director participates in person in a meeting of the Board and/or of any committee, $500 for participation in any such meeting by telephone conference call, and reimbursement of expenses for at-tendance at meetings. Non-Employee Directors also receive grants of stock options under the Corporation's Amended and Restated 1986 Non-Employee Directors Stock Option Plan. Each Non-Employee Director is automatically granted an option to acquire 2,000 shares of the Corporation's common stock on the date of his appointment or election to the Board of Directors. Following the initial grant, each then-current Non-Employee Director is automatically granted an option for 2,000 shares on the date of each annual meeting of the stockholders of the Corporation. Options are granted at fair market value on the date of the grant and become exercisable in six months from the date of the grant.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of April 4, 1997, those persons known to the Corporation who may be deemed to be beneficial owners of more than five percent of the outstanding shares of common stock of the Corporation. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed below:

                                                                  AMOUNT AND
                                                                  NATURE OF               PERCENT
                     NAME AND ADDRESS OF                          BENEFICIAL                OF
                      BENEFICIAL OWNER                            OWNERSHIP                CLASS
-------------------------------------------------------------  ----------------           -------
Oppenheimer Group, Inc.......................................  1,279,850 shares(1)         10.93%
Oppenheimer Tower
World Financial Center
New York, NY 10251

United States Trust Company of New York......................  1,087,904 shares(2)          9.29%
114 West 47th Street
New York, NY 10036-1532

Trimark Financial Corporation, Inc...........................  1,058,200 shares(3)          9.04%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5

Wilke/Thompson Capital Management, Inc.......................    612,050 shares(4)          5.23%
3800 Norwest Center
90 S. 7th Street
Minneapolis, MN 55402

---------------

(1) Based upon a Schedule 13G filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. on behalf of certain subsidiary companies of Oppenheimer Group, Inc., and/or certain investment advisory clients or discretionary accounts of such subsidiaries, which states that as of January 15, 1997, such entities had shared voting and disposition powers with respect to these shares.

(2) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of February 14, 1997, U.S. Trust Company had shared voting and disposition power with respect to these shares via either a trust/fiduciary capacity and/or a portfolio management/agency relationship.

(3) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of December 31, 1996, Trimark Financial Corporation, Inc. is the 100% owner of Trimark Investment Management, Inc., which has voting and disposition power with respect to these shares in its role as the trustee and manager of the assets of certain Trimark mutual funds.

(4) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of December 31, 1996, Wilke/Thompson Capital Management, Inc. had sole voting and disposition power with respect to all the shares listed.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following information is furnished as of April 4, 1997 with respect to shares of common stock of the Corporation beneficially owned by each Director, each of the named executive officers, and by all directors and officers as a group. Unless otherwise indicated, the individuals named had sole voting and investment power over the shares listed.

                                                                 SHARES                 PERCENT OF
                                                              BENEFICIALLY             OUTSTANDING
NAME                                                            OWNED(1)               COMMON STOCK
----                                                          ------------             ------------
Peter A. Brooke............................................       24,762                      *
Edward H. Browder..........................................       36,000                      *
Robert L. Gable............................................      241,500(2)                2.06%
Kenneth Hecht..............................................       80,020                      *
Louis E. Lataif............................................        6,000                      *
James T. Vanderslice.......................................        4,000                      *
Allan R. Campbell..........................................      114,000(2)(3)                *
Patrick J. Moquin..........................................       11,250                      *
Cosmo S. Trapani...........................................       87,000(2)                   *
All officers and directors as a group (10 persons).........      646,796                   5.52%

---------------

  * Percentage is less than 1% of the total number of outstanding shares of common stock of the Corporation.

(1) Includes shares subject to options exercisable within 60 days from April 4, 1997 for the purchase of the following numbers of shares: Mr. Brooke, 18,000 shares; Mr. Browder, 35,000 shares; Mr. Gable, 119,000 shares; Mr. Hecht, 18,000 shares; Mr. Lataif, 4,000 shares; Dr. Vanderslice, 4,000 shares; Mr. Campbell, 62,500 shares; Mr. Moquin, 11,250 shares; Mr. Trapani, 37,500 shares; and all officers and directors as a group, 343,000 shares. Also includes as to all officers and directors as a group an aggregate of 16,000 shares which are subject to reconveyance or forfeiture.

(2) Includes 10,000 shares in the case of Mr. Gable; 2,000 shares in the case of Mr. Campbell; and 2,000 shares in the case of Mr. Trapani which are subject to reconveyance or forfeiture.

(3) Includes 500 shares held by Mr. Campbell's spouse, as to which Mr. Campbell disclaims beneficial ownership.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Board of Directors has an Executive Compensation Committee (the "Committee") consisting of the directors whose names are set forth below this report. Each member of the Committee is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. This report, prepared by the Committee, sets forth the Corporation's compensation policies for the fiscal year ended January 31, 1997 as such policies affected the Corporation's executive officers.

COMPENSATION POLICY

     It is the policy of the Committee to link the compensation of the Corporation's executive officers with the achievement of both corporate performance objectives and individual objectives related to the executive officers' specific areas of responsibility. It is also the policy of the Committee to set executive compensation at levels it believes are consistent and competitive with other companies in the Corporation's industry, and at levels that it believes will enable the Corporation to attract and retain superior executive talent.

     The Committee also believes that ownership of the Corporation's stock by management is an effective means of aligning the interests of the stockholders and management in the enhancement of shareholder value. For this reason, the Committee has used in the past and expects in the future to continue to use the Corporation's stock option plans to encourage equity ownership by management in the Corporation and to provide added long-term incentive to management to work for the continued growth and success of the Corporation.

RELATIONSHIP OF COMPENSATION TO COMPANY PERFORMANCE

     The compensation of the executive officers for the fiscal year ended January 31, 1997 included base salary and annual variable performance incentives earned under the Corporation's Management Bonus Program. In addition, the Committee granted stock options under the Corporation's 1992 Employee Stock Option Plan. Total annual cash compensation varies each year based upon achievement of company financial performance goals approved by the Board of Directors, achievement of agreed-upon individual performance goals, and changes in base salary.

     Base salaries are targeted to be competitive with other companies in the Corporation's industry. Management examines salary survey data published by the American Electronics Association for executives with similar responsibilities in electronics companies and recommendations are made to the Committee and the Board of Directors. Individual base salaries are then set or adjusted by the Committee, subject to ratifi-cation by the Board of Directors, based on experience, sustained performance, and comparisons to peers inside and outside the Corporation.

     The financial performance goal upon which payments under the Management Bonus Program are based is earnings per share for the Corporation. Subjective performance criteria encompass evaluation of each executive officer's initiative and contribution to overall corporate performance, managerial ability, performance on special projects undertaken and performance against previously agreed-upon management objectives.

     In order for an executive to be eligible for any payment under the Management Bonus Program, certain earnings-per-share thresholds must be met. Payments under the Management Bonus Program to the executive officers for the fiscal years ended January 31, 1995 and 1996 were made as indicated in the Summary Compensation Table included in this proxy statement and were based on the Committee's determination, in February 1995 and 1996 of the levels of attainment of the goals described above which had been established by the Committee in February 1994 and 1995, respectively. No bonuses were awarded for the fiscal year ended January 31, 1997 because the earnings-per-share threshold required for the award of bonuses was not met.

     Long-term incentives applicable to the executive officers consist of stock awards made under the Corporation's 1984 Restricted Stock and Cash Bonus Plan and stock option grants made under the Corporation's 1983 and 1992 Employee Stock Option Plans. The Restricted Stock Plan provides for the award of so-called "restricted stock" which may not be transferred, with restrictions on transfer lapsing for 20% of the grant for each year that the grantee remains employed by the Corporation. Shares upon which restrictions have not lapsed are required to be reconveyed to the Corporation if the executive's employment with the Corporation is terminated. Stock option grants provide the right to purchase shares of the Corporation's common stock at the fair market value of such stock as of the date of grant. Each stock option becomes exercisable in four equal installments. The number of options granted is determined at the discretion of the Committee. Generally, the higher level of the executive officer, the greater number of options granted. The Committee believes that the number of shares covered by each grant reflects competitive industry practice, rewards recipients for contribution to improvements in corporate performance, provides an incentive for future performance and serves to align the interests of the executive officers with the interests of all stockholders in the creation of stockholder value.

     The Corporation has adopted the Unitrode Corporation Profit Sharing/401(k) Savings Plan, which is a broad-based employee benefit plan in which all regular domestic employees are eligible to participate after three months of employment. Under the profit-sharing portion of the plan, the Corporation makes an annual contribution to the plan's trust fund for the account of a participant based upon the profit performance of the Corporation as determined by the Board of Directors. Under the 401(k) portion of the plan, the Corporation matches 50% of an employee's contributions up to 2 percent of the employee's annual eligible compensation as determined in accordance with the plan. The executive officers participate in certain other broad-based benefit plans in which benefits are not directly or indirectly tied to Corporation performance.

MR. GABLE'S COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 31, 1997

     Mr. Gable's base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations in the electronics industry. Mr. Gable has received increases in his base salary of 5.5%, 7.7% and 5.0% since his joining the Corporation as Chief Executive Officer in June 1991. The Committee has established target payment levels and target performance levels under the Management Bonus Program for the fiscal year ending January 31, 1998 affecting Mr. Gable.

     The Committee made no award to Mr. Gable under the Management Bonus Program for the fiscal year ending January 31, 1997 because the minimum earnings-per-share threshold required for an award was not met.

                                            Respectfully submitted,

                                            Kenneth Hecht, Chairman
                                            James T. Vanderslice

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation paid for services to the Corporation in all capacities during the fiscal year ended January 31, 1997, as well as compensation paid to each such individual for the Corporation's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                   ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                          --------------------------------------       ------------------------
                                                                    OTHER ANNUAL                    ALL OTHER
        NAME AND           FY ENDED                                 COMPENSATION       NO. OF      COMPENSATION
   PRINCIPAL POSITION        1/31          SALARY       BONUS           (2)            OPTIONS         (3)
-------------------------  --------       --------     --------     ------------       -------     ------------
Robert L. Gable              1997         $220,000     $      0       $ 66,710           -0-         $ 11,113
Chairman and Chief           1996         $216,404     $220,000       $129,934         100,000       $ 16,864
Executive Officer            1995         $204,837     $110,627       $149,391           -0-         $ 18,318

Edward H. Browder(1)         1997         $220,000     $      0       $      0           -0-         $ 10,100
President                    1996         $ 14,244     $      0       $      0         100,000       $      0

Cosmo S. Trapani             1997         $199,000     $      0       $ 17,374          20,000       $ 10,444
Exec. Vice President and     1996         $192,562     $194,000       $ 23,381           -0-         $ 16,346
Chief Financial Officer      1995         $184,837     $ 98,527       $ 27,962          30,000       $ 18,318

Allan R. Campbell            1997         $167,750     $      0       $ 17,374          20,000       $ 10,242
Senior Vice President,       1996         $162,561     $164,000       $ 22,381           -0-         $ 16,467
General Counsel and          1995         $156,833     $ 80,637       $ 38,801          30,000       $ 18,318
Secretary

Patrick J. Moquin(1)         1997         $137,700     $      0       $      0          20,000       $ 10,035
Vice President,              1996         $ 67,500     $ 67,500       $      0          25,000       $      0
Human Resources

---------------

(1) Mr. Browder joined the Corporation as President on January 8, 1996. Mr. Moquin joined the Corporation as Vice President, Human Resources, on July 31, 1995.

(2) Amounts paid were bonuses based on taxes incurred on vesting of restricted stock pursuant to the Corporation's 1984 Restricted Stock and Cash Bonus Plan.

(3) "All Other Compensation" includes profit sharing and matching contributions made to the Corporation's Profit Sharing/401(k) Plan.

OPTION GRANTS

     The Corporation's 1983 Stock Option Plan and 1992 Employee Stock Option Plan provide for the grant of options to officers and key employees of the Corporation. Options granted under the plans may be either "non-qualified options" or "incentive stock options". The exercise price is determined by the Executive Compensation Committee and may not be less than 100% of the fair market value of the common stock of the Corporation on the date of the grant of the options. The options expire not more than ten years from the date of the grant, and may be exercised only while the optionee is employed by the Corporation, or within one year after death or within sixty days after termination of employment. The Executive Compensation Committee may determine when options granted may be exercisable. Options are normally granted to be exercisable at the rate of one-quarter of the grant per year, commencing six months or one year from the date of the grant. In the event of a change of control of the Corporation, the Board of Directors may make all options immediately vested and exercisable. As of April 27, 1992, no further options were granted under the 1983 Stock Option Plan.

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended January 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                          VALUES AT ASSUMED
                                                 INDIVIDUAL GRANTS                       ANNUAL RATE OF STOCK
                              -------------------------------------------------------     PRICE APPRECIATION
                              NO. OF     % OF TOTAL OPTIONS                               FOR OPTION TERM(1)
                              OPTIONS    GRANTED EMPLOYEES     EXERCISE    EXPIRATION    --------------------
            NAME              GRANTED      IN FISCAL YEAR       PRICE         DATE          5%         10%
----------------------------  -------    ------------------    --------    ----------    --------    --------
Robert L. Gable.............      -0-             -0-               --           --            --          --
Edward H. Browder...........      -0-             -0-               --           --            --          --
Cosmo S. Trapani............   20,000          8.0613%          $28.50       6/3/06      $358,470    $908,433
Allan R. Campbell...........   20,000          8.0613%          $28.50       6/3/06      $358,470    $908,433
Patrick J. Moquin...........   20,000          8.0613%          $28.50       6/3/06      $358,470    $908,433

---------------

(1) The 5% and the 10% assumed rates of appreciation, using the stock price as of the date of grant as the basis, are mandated by the rules of the Securities and Exchange Commission and do not represent the Corporation's estimate or projection of the future value of the Corporation's common stock.

OPTION EXERCISES AND YEAR-END VALUES

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended January 31, 1997.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                           SHARES                       OPTIONS AT FY END(#)          MONEY OPTIONS AT FY END
                         ACQUIRED ON     VALUE      ----------------------------    ----------------------------
         NAME            EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------  -----------    --------    -----------    -------------    -----------    -------------
Robert L. Gable........       -0-            -0-      102,000          50,000       $ 1,860,625      $ 259,375
Edward H. Browder......       -0-            -0-       35,000          75,000       $   469,938      $ 717,188
Cosmo S. Trapani.......     5,500       $100,031       37,500          27,500       $   906,875      $ 312,813
Allan R. Campbell......     5,000       $ 71,438       62,500          27,500       $ 1,681,250      $ 312,813
Patrick J. Moquin......       -0-            -0-        6,250          38,750       $    53,516      $ 313,047

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Corporation, the Standard & Poor's 500 Stock Index and the Standard & Poor's Electronics (Semiconductors) Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG UNITRODE CORPORATION, THE S & P 500 INDEX
                AND THE S & P ELECTRONICS (SEMICONDUCTORS) INDEX

                                    [GRAPH]

                                                        CUMULATIVE TOTAL RETURN
----------------------------------------------------------------------------------------
                                              1/92   1/93    1/94   1/95   1/96   1/97
----------------------------------------------------------------------------------------
UNITRODE CORPORATION                  UTR     100     176    220     276    389    544
S & P 500                             I500    100     111    125     125    174    220
S & P ELECTRONICS (SEMICONDUCTORS)    IELS    100     155    227     257    318    752
----------------------------------------------------------------------------------------

* $100 INVESTED ON 1/31/92 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JANUARY 31.


                 APPROVAL OF AMENDMENT TO UNITRODE CORPORATION
                        1992 EMPLOYEE STOCK OPTION PLAN

     On March 17, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1992 Employee Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance under the Plan from 2,000,000 shares to 3,000,000 shares. The purpose of the Plan is to promote the interests of the Corporation by encouraging key employees to acquire or increase their equity interests in the Corporation, thereby giving them an added incentive to work for its continued growth and success. In June, 1995, the Board of Directors instituted a program under the Plan entitled the Unishare Program. The objective of the Unishare Program was to enable all full-time employees of the Corporation who had not previously participated in the Plan to share in the success of the Corporation through the grant of an option to purchase 100 shares of the Corporation's stock. In June, 1995, 391 employees received Unishare grants, and in June, 1996, an additional 116 employees received Unishare grants. It is the Board's present intention to continue the Unishare Program into the future. The Board of Directors believes that the increase in shares available for issuance under the Plan from 2,000,000 to 3,000,000 shares will provide sufficient shares through the remaining life of the Plan both for grants to key senior management employees, as well as all other employees through the Unishare Program. The following is a summary of certain provisions of the Plan:

     Administration. The Plan provides for administration by a committee (the "Committee") to be comprised of no fewer than two members of the Board of Directors of the Corporation, each of whom must be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that the individuals who serve as the Executive Compensation Committee of the Board of Directors shall serve as the Committee under the Plan. See "Board Meetings and Committees of the Board". Among the powers granted to the Committee are the authority to make all determinations necessary for administration of the Plan, including selection of employees to whom awards shall be made and the establishment of terms of specific awards, to interpret the Plan and any awards granted under the Plan, and to establish rules and regulations to carry the Plan into effect.

     Eligibility for Participation. All key employees of the Corporation or of any of its subsidiaries are eligible to be selected to participate in the Plan. The selection of recipients from among key employees is within the discretion of the Committee. The approximate number of key employees who presently are eligible to participate in the Plan is 577.

     Types of Awards; Available Shares. As more fully described below, the Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options and stock appreciation rights ("SARs"). As of March 19, 1997, there were outstanding under the Plan options to purchase 1,109,911 shares of common stock at a weighted average option price of $21.9243 per share with expiration dates ranging from April 27, 2002 to December 9, 2006. As of March 19, 1997, there were 547,479 shares available for grant under the Plan, without giving effect to the increase in shares from 2,000,000 to 3,000,000 shares. On March 18, 1997, the average of the high and low prices of the Corporation's common stock was $33.75.

     The following table shows as to the executive officers named in the compensation table on page 8 who hold options under the Plan, as to all current executive officers as a group and as to all non-executive officer employees as a group (i) the number of shares covered by options granted between April 27, 1992 and April 1,

1997 and the weighted average per share option price thereof, and (ii) the number of shares acquired during such period upon the exercise of options and the net value realized upon such exercise:

                                                GRANTED                                EXERCISED
                                             APRIL 27, 1992                         APRIL 27, 1992
                                                   TO                                     TO
                                             APRIL 1, 1997                           APRIL 1, 1997
                                  ------------------------------------      -------------------------------
                                                      WEIGHTED AVERAGE                           AGGREGATE
                                  NUMBER OF SHARES       PER SHARE          NUMBER OF SHARES     NET VALUE
                                  OF COMMON STOCK       OPTION PRICE        OF COMMON STOCK     REALIZED(1)
                                  ----------------    ----------------      ----------------    -----------
Robert L. Gable.................        100,000           $30.9375                     0                  0
Edward H. Browder...............        100,000           $26.5625                     0                  0
Cosmo S. Trapani................         65,000           $17.3606                 5,000        $   134,375
Allan R. Campbell...............         65,000           $17.3606                     0                  0
Patrick J. Moquin...............         45,000           $27.9792                     0                  0
All current officers as a group
  (6 persons)...................        417,000           $23.9399                 5,000        $   134,375
Non-officer employee group (512
  persons)......................      1,158,750           $17.5280               342,610        $ 3,791,011

---------------

(1) Represents the difference between the option price and the fair market value of the shares of Common Stock acquired as of the date of exercise.

     Stock Options and SARs. Each non-qualified stock option ("NQSO") and incentive stock option ("ISO") shall entitle the holder to purchase a specified number of shares of common stock as determined by the Committee. The exercise price of each NQSO and ISO granted under the Plan shall be not less than the fair market value of a share of common stock on the date on which such NQSO and ISO are granted. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of common stock valued at their fair market value, or by any combination of cash and shares of common stock. An ISO or NQSO will be exercisable for a term established by the Committee, but in no event to exceed ten years.

     The Committee may grant SARs, which entitle the recipient to receive a payment equal to the excess of the fair market value on the date of exercise of a stated number of shares over the exercise price specified in an option or SAR agreement. The payment may be made in cash or in shares of common stock, or partly in cash and partly in shares, at the discretion of the Committee. SARs may be granted in tandem with options, in which case the option is canceled to the extent the tandem SAR is exercised and the tandem SAR is canceled to the extent the related option is exercised, or as freestanding SARs.

     Options and SARs granted under the Plan are not transferable otherwise than by will or under the laws of descent and distribution. They are canceled upon termination of employment, except that exercise after termination is permitted in certain cases, including those instances when employment terminates because of the recipient's retirement, death or disability.

     Certain Federal Income Tax Consequences. A recipient recognizes no taxable income at the time a stock option is granted under the Plan. With regard to NQSOs, ordinary income is recognized by the recipient at the time of his or her exercise of an option. The amount of income recognized is equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Tax withholding is required on such income. When a recipient disposes of shares acquired upon exercise, the excess will be treated as long- or short-term capital gain, depending upon the holding period of the shares; and if the amount received is less than the fair market value of the shares on the date of exercise, the difference will be treated as long- or short-term capital loss, depending upon the holding period of the shares.

     With regard to ISOs, no income is recognized by a recipient upon exercise. However, the excess of the fair market value of the shares received on exercise over the exercise price is an adjustment to the recipient's taxable income for purposes of computing the recipient's alternative minimum taxable income. Assuming compliance with applicable holding period requirements, a recipient realizes long-term capital gain or loss when he or she disposes of his or her shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the recipient disposes of shares acquired by the exercise of the option before the expiration of at least one year from the date of exercise and two years from the date of grant of the option, any amount realized from such disqualifying disposition is taxable as ordinary income in the year of disposition to the extent that the lesser of (i) fair market value on the date the option was exercised or (ii) the amount realized upon such disposition exceeds the exercise price. Any amount realized in excess of fair market value on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price, the difference is treated as long- or short-term capital loss, depending upon the holding period of the shares.

     Participants who exercise SARs will recognize ordinary income at the time of exercise equal to the amount of the payment to which they are entitled upon exercise, regardless of whether such amount is paid in cash or shares.

     No deduction is allowed to the Corporation for federal income tax purposes at the time of grant of a NQSO or at the time of grant or exercise of an ISO. The Corporation is entitled to a deduction for federal income tax purposes at the same time and in the same amount as the recipient is considered to have recognized ordinary income in connection with the exercise of a NQSO or SAR. In the event of a disqualifying disposition of shares received upon exercise of an ISO, the Corporation is entitled to a deduction for the amount taxable to the recipient as ordinary income.

     Amendment. The Board of Directors may amend, suspend or terminate the Plan at any time. However, no such amendment may, without stockholder approval, increase the maximum number of shares available for issuance under the Plan (except pursuant to the anti-dilution provisions of the Plan), reduce the minimum price at which options or SARs may be granted, extend the maximum option or SAR exercise period, change the class of employees eligible to receive awards, or extend the period within which awards may be granted.

     Approval. The Board of Directors recommends a vote FOR approval of the amendment to the Plan.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. to be the independent accountants for the Corporation for the fiscal year ending January 31, 1998. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                     CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Corporation has entered into Change of Control Severance Agreements with its executive officers. The Agreements provide that if a "Change of Control" (as defined in the Agreements) of the Corporation should occur, and if within two years thereafter the employment of the executive is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements), or the executive voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements), severance compensation will be payable. The amount of severance compensation would be approximately twice the executive's then current annual base salary, plus twice the largest annual bonus paid to the executive during the five-year period immediately preceding the change of control. In addition, the executive would be entitled to continued employee benefits for a period of two years from the date of termination. Also, to the extent that payments to the executive pursuant to his/her Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the executive in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Code, the Agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he/she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

                              ADVANCE NOTICE BYLAW

     The Bylaws of the Corporation provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Corporation no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Corporation may not insist upon compliance with these requirements should not be construed as a waiver by the Corporation of its right to do so at any time in the future.

                             STOCKHOLDER PROPOSALS

     Under regulations adopted by the Securities and Exchange Commission, stockholder proposals must be submitted to the Secretary of the Corporation no later than December 27, 1997, in order to be considered for inclusion in the proxy materials for the annual meeting to be held in 1998. The inclusion of any such proposal will be subject to applicable rules of the Securities and Exchange Commission.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Corporation's directors, executive officers and beneficial owners of more than ten percent of its common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. To the Corporation's knowledge, based solely upon the review of copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended January 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER MATTERS

     Management knows of no other matters which may properly be and are likely to be brought before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with the discretion of each individual.

                                            By Order of the Board of Directors

                                            ALLAN R. CAMPBELL
                                            Senior Vice President,
                                            General Counsel and Secretary

Merrimack, New Hampshire
April 25, 1997

                                                                      0936-PS-97

                             UNITRODE CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS - JUNE 2, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
       The undersigned stockholder of Unitrode Corporation, a Maryland
R corporation (the "Company"), revoking all prior proxies, hereby appoints Robert L. Gable and Allan R. Campbell, or either of them, proxies for the
O undersigned, with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be
X held Monday, June 2, 1997 at Boston, Massachusetts and at any adjournment or postponement thereof (the "Meeting"), to vote in the name
Y and place of the undersigned with all the powers which the undersigned would possess if personally present, all shares of stock of the Company standing in the name of the undersigned upon the matters listed on the reverse side hereof, and in their discretion upon any other matters which may properly come before the Meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                             -----------
                                                             SEE REVERSE
                                                                SIDE
                                                             -----------


------------------------------------------------------------------------------------------------------------------------
[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS SET FORTH BELOW.

    1. Election Directors                                     2. Approval and ratification of      FOR  AGAINST  ABSTAIN
    Nominees:                                                    amendment to the Unitrode         [ ]    [ ]      [ ]
    For 3 Year Term - Edward H. Browder,                         1992 Employee Stock Option Plan
                      Kenneth Hecht                              to increase the number of shares
                                                                 of Common Stock available for
                      FOR     WITHHELD                           issuance from 2,000,000 shares
                      [ ]       [ ]                              to 3,000,000 shares.
                                                                                                       MARK HERE   [ ]
                                                                                                     FOR ADDRESS
                                                                                                      CHANGE AND
                                                                                                    NOTE AT LEFT
    --------------------------------------
    FOR, EXCEPT WITHHELD FROM THE NOMINEES
    AS NOTED ABOVE

                                                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY,
                                                                 USING THE ENCLOSED ENVELOPE.

                                                                 Please sign exactly as your name appears. If acting as
                                                                 an attorney, executor, trustee or in another
                                                                 representative capacity, sign name and title.



Signature____________________________ Date __________________  Signature___________________________ Date ______________

